Exhibit 10.6

Agreement on the Supply of Scattered Spirit Sales

Party A: Fenyang City Xinghua Good mouth Fook Industry flagship store

Party B: Fenyang Huaxin Spirit Industry Development Co. Ltd.

On the principle of equality, mutual benefit, resource sharing and common development, and in accordance with the provisions of the Contract Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B have conducted friendly consultations on the basis of equality, voluntariness, honesty and credit. To reach the following agreement on the cooperation between Party A and Party B in the provision of bulk alcohol:

Article 1 Selling Products

1. Specification, item name, unit price, quantity, amount:

Product No.:	Alc & name of the goods	Unit price per 500ml	Qty (per ton)	Dollar	Note
1	42% Gao Liang	5.35	Settlement according to the actual delivery amount
2	42% Red Gao Liang	4.815
3	45% Gao Liang	5.35
4	45% Gao Liang King	6.42
5	42% 10 years old Chen Nian Lao Jiu	7.49
6	45% 12 years old Chen Nian Lao Jiu	9.095
7	53% 15 years old Chen Nian Lao Jiu	11.77	3	70620
8	45% 18-year-old Feng Tan Lao Jiu	16.05	3	96300
9	53% 20-year-old Feng Tan Lao Jiu	21.4	3	128400

Note: The contract price is tax inclusive and the tax rate shall be borne by Party A.

2. Party A provides Party B with the above spirit body samples. After Party B evaluates and approves its taste, Party A and Party B jointly seal the samples. Party A shall ensure that the goods are available for Party B’s withdrawal at any time.

3. The total sales volume of the annual plan is determined according to the market conditions of Party B, and another supplementary agreement is made three months after the entry into force of this contract.

Article 2 Duration of the contract

1. This contract shall be valid for one year from August 16, 2016 to August 15, 2017.

2. After the expiration of this contract, the parties may renew the contract after consultation, but shall inform the other party in writing 30 days in advance.

Article 3 Payment and provisions

1. Party B shall remit to Party A’s account 20 % of the total amount of the purchase price of the reserve products as an advance payment when ordering (i.e. Product No. 7, 8, and 9 of Article 1 of this Contract);

2. Party A shall receive Party B’s advance payment within 3 days, according to the taste of the two parties and the quality standards of GB/T 10781.2-2006 liquor, the quality and quantity of the spirit body of this contract that Party B requires, and the two parties shall jointly seal it up in Party A’s warehouse;

3. Party B has 10 lockable Ceramic cylinder specifications for storage of its own reserve spirit body. When Party B extracts a total of 100 tons of pottery cylinder spirit, the pottery cylinder is fully purchased by Party A according to the original purchase price, then the ownership of the pottery cylinder belongs to Party A, but during the period of cooperation between the two parties, the right to use it still belongs to Party B;

4. Party A is responsible for providing qualified warehouse, management and service for all Party B’s products.

5. Party B shall settle the purchase price with Party A if it meets the following conditions(ie deducts 20 % of the deposit, calculated as 80 % of the total amount of the purchase price);

5.1 Before Party B takes delivery of each batch of Products No. 7, 8, and 9 of Article 1 of this Contract;

5.2 In addition to 5.1 products, the total weight of other individual varieties of goods collected by Party B reaches 1 ton;

5.3 If Party B’s product mentioned in Article 5.2 does not add up to 1 ton of goods per month, the two parties shall also account for and settle the amount of goods withdrawn by Party B in the previous natural month before the 7th of Yuci;

5.4 Party B shall settle the balance of the goods drawn up after the above accounts have been reconciled and Party A has issued a special VAT invoice(including the goods received under Article 5.1 of this Contract).

6. Party B shall remit the payment to Party A’s following designated account:

Name: Industrial and Commercial Bank of China

Bank: Ren Meijuan

Account number: 6222 0805 0900 0075 769

7. If the contract expires and the contract is not renewed or the cooperation is interrupted during the contract period, Party B shall purchase back the qualified products No. 7, No. 8 and No. 9 of Article 1 of this contract that have not been completed.

Article 4 Method of delivery

1. Party B or his client will pick up the goods at home. The means of transport, containers, expenses, safety risks on the way, etc. shall be borne by Party B himself.

2. Party A shall, according to Party B’s needs, be responsible for the separation of containers for Party B(if it is necessary to separate small containers of less than 20 pounds, the labor costs shall be determined by the two parties after separate negotiations), loading and unloading vehicles, and handling the loading and unloading procedures. And provide necessary cooperation and other convenience for Party B’s delivery.

3. When each batch of products leaves the factory, Party A shall provide quality inspection reports for each product (including inspection reports of third-party quality inspection agencies recognized by the State, internal quality inspection reports), alcohol circulation and other procedures to Party B.

4. Each single product is submitted for inspection once a year, and the fees of the third-party inspection institution shall be borne by Party B. When Party B’s single item collection reaches 25 tons, Party B’s inspection fees for the variety paid by Party B shall be transferred to Party A.

Article 5 Product quality

1. Party A guarantees that the products sold under this contract shall be in conformity with Party B’s sealed samples and shall not add any other ingredients that are not permitted by State regulations.

2. All products provided by Party A shall meet the quality standards of GB/T 10781.2-2006 Qingxiang liquor, and meet the quality grade and alcohol content requirements of Party B.

3. Party A is responsible for the quality of the products provided and shall bear all responsibilities arising from the quality problems, including but not limited to legal and financial liabilities.

4. If there is a problem with the quality of the product and the situation caused by the non-conformity with the requirements of Party B, the cost of the replacement shall be borne by Party A.

5. If the reason is Party B, after negotiating with Party A for approval, the cost of the goods will be borne by Party B.

6. The taste of the product is based on the seal sample. Party A guarantees that the taste of the spirit body meets the seal sample standard. Party A shall be liable for the loss if the taste deviation is large due to Party A.

7. Party A shall not be liable for any deviation in taste caused by Party B.

Article 6 Product Inspection

1. Party B shall have the right to designate the commodity subject to inspection at Party A’s place of production or other relevant areas.

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2. Party B may cancel or suspend the order if Party A’s product is defective or does not meet the requirements of quality, taste, etc..

Article 7 Confidentiality provisions

1. Party A confirms that all information concerning Party B’s offer price, quality, business model, etc. is Party B’s commercial secret, and guarantees and declares that it will not use any information related to Party B’s business for any other business purposes during or after the contract period.

2. Party A guarantees and ensures that all employees who are informed of the above information will not disclose the above information to any person without the prior written consent of Party B.

Article 8 Clean Agreement

The two sides should strictly follow the principles of good faith and fairness, ensure the protection of each other’s common interests, and resolutely prevent Party B from seeking benefits from Party A in the process of signing or performing the contract. As well as any rebates, gifts, gifts, shopping cards(vouchers), securities or other benefits given by Party A to Party B’s employees or their interested parties in various names. And carry out the banquet, welcome, or provide services such as tourism, entertainment, fitness, medical treatment, gambling, pornography, etc. that may affect Party B’s fair choice, damage Party B’s company’s interests or image. In case of violation, Party A and Party B participants are willing to bear the liability for the resulting losses.

Article 9 Force majeure

If, during the execution of this contract, force majeure causes the contract to fail to be performed, both parties shall, in accordance with the relevant provisions of law, consult and handle the matter in a timely manner.

Article 10 Termination of contract

1. In the following cases, Party B may cancel the contract and recover the losses from Party A. Party A shall refund Party B’s outstanding advance payment within seven working days after Party B cancels the contract.

1 During the validity period of the contract, Party A cannot provide Party B with products that meet the relevant national standards and Party B’s taste standards for more than 30 days. Party B believes that it has seriously affected its operations;

2 Because of the product quality problems (including but not limited to the products provided by Party A that do not meet the requirements of the two parties ‘agreement, etc.), Party A has not been able to properly solve the problem. When the time reaches 30 days or more, Party B believes that it has seriously affected its operation;

3 Party A has been unable to provide the inspection report for a long time. From the first batch of Party B, the time reaches more than 30 days;

4 Party A has been unable to provide invoices to Party B for a long time. When Party A receives the first payment from Party B, the time is more than two months, or the invoice shall be issued for more than RMB300,000-.

2. No party may modify or terminate the contract without consultation, except for point 1 of Article 10. If the change or release is necessary, the other party shall be notified in writing 30 days in advance.

Article 11 Other

1. Party A shall provide Party B with the following copies of the Red Seal A as an annex to this contract: Business License, Organization Code Certificate, Tax Registration Certificate (such as the combination of three certificates, Use new certificates), account opening licenses, liquor wholesale licenses, record registration forms for liquor circulation, food production licenses, and national industrial product production licenses.

2. The annex to this contract and the terms of written form expressly agreed upon by both parties shall have the same legal effect as this contract.

3. If this contract is not completed, a written supplementary agreement may be concluded by mutual agreement. The supplementary agreement shall have the same legal effect as this contract.

4. The disputes arising between Party A and Party B in the performance of this contract shall be settled through consultation.

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5. This contract will take effect after both parties have signed and sealed it, and the two parties will each hold two copies and have the same legal effect.

Party A representative(signature) Ren Meijuan	Party B representative(signature) Qi Shanping

Address:	Address:
Date: 16 August 2016	Date: 16 August 2016

Supplementary Agreement for the Supply of Scattered Spirit(I)

Party A: Fenyang City Xinghua Good mouth Fook Industry flagship store

Party B: Fenyang Huaxin Spirit Industry Development Co. Ltd..

On the basis of equality, mutual benefit, resource sharing and common development, Party A and

Party B, after friendly consultation, have reached the following agreement on cooperation on the Agreement on the Sale and Supply of Scattered Spirit signed on 16 August 2016:

1, In the first item of the original agreement, the following products shall be added:

Produect No.:	Alc & Name	Unit price per 500ml	Qty	Dollar	Note
1	53% 10 year old Chen Nian	7	Settlement according to the actual delivery amount

2, The price of this supplementary agreement shall be tax inclusive and the tax rate shall be borne by Party A.

3, This Agreement has a time limit from November 1, 2016 to August 15, 2017.

4, The other terms of this supplementary agreement shall be the same as those of the original agreement.

5, This supplementary agreement shall enter into force on the date of signature and seal by both parties.

Party A’s representative (signature)	Party B representative (signature)

Address:	Address:
Date: from November 1, 2016	Date: from November 1, 2016

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